Exhibit 3.1
CONSOLIDATED WATER CO. LTD.
SPECIAL RESOLUTION OF THE COMPANY PASSED ON THE 11TH DAY OF MAY 2007

RESOLVED as a Special Resolution that the Articles of Association of the Company be amended as follows:
(1)	In Article 7.03, by the deletion of:
a.	“Every” at the beginning of the first sentence and the substitution of “Subject to Article 7.07, every”; and

b.	“A” at the beginning of the second sentence and the substitution of “Subject to Article 7.07, a”;
(2)	In Article 7.06, by the insertion of “(if any)” after the words “old certificate”;

(3)	By inserting a new Article 7.07 as follows:

“7.07 The Directors may at any time, determine in their absolute discretion that the Company will no longer issue share certificates and if they so determine,
(i)	they must use their best endeavours to call in and cancel all existing share certificates giving a receipt therefor to the holder and ensure that the Company keeps a record of all share certificates not surrendered for cancellation; and

(ii)	no shares for which a certificate is outstanding may thereafter be transferred unless the requirements of Article 7.05 and, if applicable, Article 7.06 are complied with; and no share certificate shall be issued either to the transferee or, if all the shares in the certificate are not being transferred, to the transferor for the balance of the shares.”
(4)	In Article 10.04 (c), by the insertions of:
a.	"(if any)” after the words “relevant share certificate”; and

b.	“subject to Article 7.07” after the word “reissue”.
(5)	In Article 34.10, by the insertion of “(if any)” after the word “certificate”.